                                                                    Exhibit 10.1

July 8, 2003

Mr. Peter Koxholt
1440 Donegal Drive
Woodbury, MN 55125

Re:                      Separation from Employment

Dear Peter:

Your employment with H.B. Fuller Deutschland GmbH (the "Company") is governed by the terms of a Managing Director Agreement dated October 15, 1998, as amended by a letter agreement dated May 1, 2001 (together, as amended, the "MDA"). Further, you are currently assigned to H.B. Fuller Company ("Fuller"), in St. Paul, Minnesota, according to the terms and conditions of an International Service Agreement dated May 1, 2001 (the "ISA").

Under the applicable provisions of the MDA and the ISA, termination of employment by you or the Company prior to April 30, 2004 is restricted.

Based upon our discussions and in consideration of the agreements set forth in this letter, the Company, Fuller and you agree as follows:

Separation.
----------

     . By mutual agreement, (i) your assignment in the United States, (ii) the term of the MDA, and (iii) your employment with the Company are each ended as of July 15, 2003.

     . You will cease to be a Managing Director of the Company as of your separation date.

     . The Company and Fuller relieve you from all your duties and responsibilities as Group President and General Manager, Global Adhesives, as of the date of this letter agreement.

Payments.
--------

     . Upon separation, the Company agrees to pay to you six months base salary and car allowance, on a tax-equalized basis with hypothetical tax to be withheld.

     . Fuller will pay to you a pro rata portion of the annual incentive otherwise payable to you on a tax-equalized basis, hypothetical tax to be withheld, for your performance during fiscal year 2003. The amount of such annual incentive, if any, shall be determined in accordance with terms and conditions of Fuller's annual incentive program. This percentage is based upon the actual number of months you were actively employed by the Company during the fiscal year. Such amount will be payable in 2004 at the same time as the annual incentive, if any, is paid to other executives of Fuller.

     . Pursuant to the terms of the H.B. Fuller Long Term Incentive Plan, no payments will be made to you for any performance period ending after your separation date.

Medical Benefits. All applicable medical benefits, as covered immediately prior to the termination of the MDA, shall continue through January 31, 2004, by means of the Company paying your COBRA premiums during this period. If you so elect, you may continue this coverage after January 31, 2004 for the time period and under the conditions set out in the COBRA notice that you will receive after your separation date.

Pension Plan. As permitted by the applicable terms of the MDA, at any time after your separation date, you may apply for immediate disability benefits under the Company's Pension Plan and German Social Security provided you meet the requirements of the disability provision of those plans. Your separation from employment shall be treated as an "early retirement" (age 63) for purposes of the Company's Pension Plan.

SERP Benefits.
-------------

     . For the purpose of your participation in H.B. Fuller Company Supplemental Executive Retirement Plan ("SERP"), as of your separation date you shall be deemed to have achieved age 62 and granted full credit for 38.5 years of service.

     . Notwithstanding anything in the MDA or the SERP to the contrary, and subject to change based on actual payments of post-retirement benefits, your target annual benefit will be payable commencing on August 1, 2003. This target benefit will be offset by all sources of post-retirement benefits including German Social Security, United States Social Security, the company's pension plan, and pension plans of prior employers whether or not you are actually eligible to begin receiving these benefits as of August 1, 2003.

Stock Options. Fuller agrees to seek the approval of the Compensation Committee of the Board of Directors to amend the terms of the Non-Qualified Stock Option Agreements dated as of January 4, 1999, December 1, 1999, December 7, 2000, January 17, 2002 and December 9, 2002 to vest as of July 15, 2003 your right to purchase shares of Fuller Common Stock at the prices and in accordance with the other terms of each respective Stock Option Agreement, and to provide that such rights will remain exercisable for the periods during which they would have been exercisable had your employment terminated by reason of your retirement as of January 1, 2004.

Relocation. The Company will pay the reasonable expenses related to your relocation from Minnesota to Germany, including the transportation charges provided for in the ISA.

Non-competition. Your non-competition obligations under the MDA are waived effective as of your separation date and therefore, the Company will not be obligated to make any payments under Section 8.4 of the MDA.

Release. You on behalf of yourself, spouse, heirs, representatives, and agents hereby fully release and forever discharge the Company, Fuller and its affiliates from any and all liability or other claim of any kind or nature whatsoever occurring as of the date of this letter, whether known or unknown, which you may now have or hereafter have or claim to have against Company, Fuller and its affiliates for, upon, or by reason of any matter, event or thing occurring prior to the date of this letter agreement, including any claims arising under an alleged violation of the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Employee Retirement Income Security Act, Title 42 U.S. Section 1985, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Minnesota Human Rights Act, and/or any other federal, state or local statute, ordinance, or regulation dealing in any way with employment or employment discrimination. It is expressly understood and agreed, however, that nothing in this paragraph shall be construed to waive any rights or obligations set forth in the MDA, the ISA, the Company's Pension Plan, the SERP, any Stock Option Agreements, or policy of insurance, as each may be specifically amended by this letter agreement.

You also agree that you have been advised to consult with any attorney before signing this Agreement and that the Company and Fuller has given you a full twenty-one (21) days within which to consider this Agreement, before signing below, if you so desire.

You may rescind (that is, cancel) this Agreement within seven (7) calendar days of signing it to reinstate claims under the Age Discrimination In Employment Act of 1967 and within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act. To be effective, your rescission must be in writing and delivered to Fuller in care of the Chairman of the Board, President and Chief Executive Officer, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683. If delivered by mail, such rescission may be postmarked within the seven (7) or fifteen (15) day period, respectively, and sent by Certified Mail, Return Receipt Requested to H.B. Fuller Company at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-068, attention Chairman of the Board, President and Chief Executive Officer.

No further amendments. Except as specifically modified by this letter agreement, all other terms and provisions of the MDA, the ISA, the Stock Option Agreements, the Company Pension Plan, the SERP and all other plans and agreements between you, the Company and Fuller remain in full force and effect with no further modification of amendment.

Please acknowledge your agreement to the provisions of this letter agreement by executing the enclosed counterpart of this letter, and returning to Fuller.

With kind regards,


H.B. Fuller Deutschland GmbH            H.B. Fuller Company


/s/ Raymond A. Tucker                   /s/ Patricia Jones
                                        Patricia Jones
Director of H.B. Fuller                 Senior Vice President,
Deutschland Holding GmbH                Chief Administrative Officer,
                                        General Counsel and Corporate Secretary


Agreed:

/s/ Peter Koxholt
Peter Koxholt
-------------

Date: July 8, 2003